Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow szaslow@tkogrp.com
	Media:	press@tkogrp.com

TKO Reports Third Quarter 2025 Results

Raises Full Year 2025 Guidance

Acquired Businesses

On February 28, 2025, TKO Group Holdings, Inc. (“TKO”) completed the acquisition of certain businesses operating under the IMG brand (“IMG”), On Location, and Professional Bull Riders (“PBR”) (collectively referred to as the “Acquired Businesses”). As a common control acquisition, reported results presented in this earnings release reflect the Acquired Businesses as if they had been part of TKO during the historical periods presented. (See “Basis of Presentation” for further details.)

Third Quarter 2025 Financial Highlights1

•
Revenue of $1.120 billion
•
Net income of $106.8 million
•
Adjusted EBITDA2 of $360.2 million

Full Year 2025 Guidance3

•
The Company increased its target for revenue to $4.690 billion to $4.720 billion
•
The Company increased its target for Adjusted EBITDA to $1.570 billion to $1.580 billion

New York, NY, November 5, 2025 – TKO Group Holdings, Inc. (“TKO” or the “Company”) (NYSE: TKO) today announced financial results for its third quarter ended September 30, 2025.

“TKO delivered solid third quarter financial results, and with UFC and WWE’s sustained momentum, we are once again raising our full-year guidance,” said Ariel Emanuel, Executive Chair and CEO of TKO. “Having secured landmark multiyear media rights deals for UFC, WWE, and Zuffa Boxing, our conviction in TKO has never been stronger. We remain focused on operational execution, including preparing for UFC’s launch with Paramount, further integrating and unlocking synergies with IMG, On Location, and PBR, and maximizing shareholder value.”

Consolidated Results

Third Quarter 2025

Revenue decreased 27%, or $420.8 million, to $1.120 billion. The decrease primarily reflected a decrease of $29.7 million at UFC, to $325.2 million, an increase of $75.8 million at WWE, to $402.1 million, and a decrease of $492.4 million at IMG, to $336.7 million. The decrease at the IMG segment was primarily attributable to revenue recorded in the prior year period for the 2024 Paris Olympics.

Net Income was $106.8 million, an increase of $103.4 million from $3.4 million in the prior year period. The increase primarily reflected a decrease in operating expenses partially offset by the decrease in revenue. The decrease in operating expenses reflected a decrease in direct operating costs of $572.0 million, partially offset by an increase in depreciation and amortization of $14.2 million. Selling, general and administrative expenses were essentially flat. The decrease in direct operating costs was primarily due to expenses recorded in the prior year period at the IMG segment for the 2024 Paris Olympics.

Adjusted EBITDA2 increased 59%, or $134.0 million, to $360.2 million, due to an increase of $32.5 million at WWE, to $207.8 million, an increase of $115.6 million at IMG, to $61.4 million, and an increase of $15.9 million at Corporate and Other, to ($74.6) million partially offset by a decrease of $30.0 million at UFC, to $165.6 million.

Adjusted EBITDA margin increased to 32% from 15%.

Cash flows generated by operating activities were $416.8 million, an increase of $238.8 million from $178.0 million, primarily due to higher net income and the timing of working capital.

Free Cash Flow4 was $398.9 million, an increase of $247.9 million from $151.0 million, due to the increase in cash flows generated by operating activities and a decrease in capital expenditures.

Cash and cash equivalents were $861.4 million as of September 30, 2025. Gross debt was $3.759 billion as of September 30, 2025.

Results by Operating Segment5

The table below reflects TKO’s performance by operating segment:

	Three Months Ended		Nine Months Ended
(in millions)	September 30,		September 30,
	2025	2024	2025	2024
Revenue:
UFC	$325.2	$354.9	$1,100.8	$1,062.3
WWE	402.1	326.3	1,349.8	1,099.8
IMG	336.7	829.1	1,119.6	1,698.4
Total revenue from reportable segments	1,064.0	1,510.3	3,570.2	3,860.5
Corporate and Other	63.3	54.1	162.3	147.2
Eliminations	(7.4)	(23.7)	(35.4)	(51.4)
Total Revenue	$1,119.9	$1,540.7	$3,697.1	$3,956.3

Adjusted EBITDA:
UFC	$165.6	$195.6	$637.8	$622.6
WWE	207.8	175.3	731.5	566.8
IMG	61.4	(54.2)	163.9	(64.1)
Total Adjusted EBITDA from reportable segments	434.8	316.7	1,533.2	1,125.3
Corporate and Other	(74.6)	(90.5)	(229.1)	(259.4)
Total Adjusted EBITDA	$360.2	$226.2	$1,304.1	$865.9

UFC

	Three Months Ended		Nine Months Ended
(in millions)	September 30,		September 30,
	2025	2024	2025	2024
UFC Revenue:
Media rights, production and content	$200.5	$216.3	$685.1	$681.4
Live events and hospitality	43.6	51.4	160.7	155.8
Partnerships and marketing	70.8	74.0	220.9	184.3
Consumer products licensing and other	10.3	13.2	34.1	40.8
Total Revenue	$325.2	$354.9	$1,100.8	$1,062.3

Third Quarter 2025

Revenue decreased 8%, or $29.7 million, to $325.2 million primarily driven by a $15.8 million decrease in media rights, production and content revenue, a $7.8 million decrease in live events and hospitality revenue, and a $3.2 million decrease in partnerships and marketing revenue. The decrease in media rights, production and content revenue was primarily due to holding one less numbered event in the current year period as compared to the prior year period. The decrease in live events and hospitality revenue was the result of lower ticket sales revenue primarily due to holding one less numbered event as well as the impact of UFC 306, which was held at Sphere in Las Vegas and was the highest-grossing event in UFC history, in the prior year period. The decrease in partnership and marketing revenue primarily reflected new partners and an increase in fees from renewals more than offset by the impact of UFC 306, which included the first ever title partner sale, in the prior year period.

Adjusted EBITDA decreased 15%, or $30.0 million, to $165.6 million, primarily attributable to the decrease in revenue (as described above). Expenses were essentially flat. Direct operating expenses decreased due to lower production, marketing and other event-related costs primarily related to the mix of event venues, cards and territories, compared to the prior year period. Selling, general and administrative expenses increased primarily due to higher personnel and travel costs compared to the prior year period.

Adjusted EBITDA margin decreased to 51% from 55%.

WWE

	Three Months Ended		Nine Months Ended
(in millions)	September 30,		September 30,
	2025	2024	2025	2024
WWE Revenue:
Media rights, production and content	$248.9	$227.4	$779.4	$709.2
Live events and hospitality	82.5	51.1	344.5	245.4
Partnerships and marketing	39.9	21.7	123.8	60.2
Consumer products licensing and other	30.8	26.1	102.1	85.0
Total Revenue	$402.1	$326.3	$1,349.8	$1,099.8

Third Quarter 2025

Revenue increased 23%, or $75.8 million, to $402.1 million primarily related to a $31.4 million increase in live events and hospitality revenue, a $21.5 million increase in media rights, production and content revenue, and a $18.2 million increase in partnerships and marketing revenue. The increase in live events and hospitality revenue was primarily due to higher ticket sales revenue as well as an increase in site fees, most notably related to the first ever two-night SummerSlam and Wrestlepalooza, the launch event for the Company’s new distribution agreement with ESPN. The increase in media rights, production and content revenue was primarily related to higher rights fees for WWE’s premium live events due to two additional nights of programing as compared to the prior year period. The increase in partnerships and marketing revenue was primarily due to new partners and an increase in fees from renewals compared to the prior year period.

Adjusted EBITDA increased 19%, or $32.5 million, to $207.8 million, primarily due to the increase in revenue (as described above) partially offset by an increase in expenses. Direct operating expenses increased primarily due to higher talent, production, marketing and other event-related costs compared to the prior year period. Selling, general and administrative expenses increased primarily due to higher travel costs compared to the prior year period.

Adjusted EBITDA margin decreased to 52% from 54%.

IMG

The IMG segment reflects the operations of IMG and On Location.

	Three Months Ended		Nine Months Ended
(in millions)	September 30,		September 30,
	2025	2024	2025	2024
IMG Revenue:
Media rights, production and content	$185.1	$185.3	$509.8	$535.3
Live events and hospitality	138.3	610.2	558.9	1,091.5
Partnerships and marketing	10.3	29.8	40.5	57.3
Consumer products licensing and other	3.0	3.8	10.4	14.3
Total Revenue	$336.7	$829.1	$1,119.6	$1,698.4

Third Quarter 2025

Revenue decreased 59%, or $492.4 million, to $336.7 million primarily related to a $471.9 million decrease in live events and hospitality revenue and a $19.5 million decrease in partnerships and marketing revenue. The decrease in revenue was primarily attributable to a decline at On Location as the prior year period included revenues generated by the 2024 Paris Olympics partially offset by an increase in revenue at the IMG business from new Studio properties and media rights commissions related to the Canelo vs. Crawford boxing event.

Adjusted EBITDA increased $115.6 million, to $61.4 million, primarily due to a decrease in expenses partially offset by the decrease in revenue (as described above). Direct operating expenses decreased primarily due to the timing of the 2024 Paris Olympics. Selling, general and administrative expenses decreased primarily due to the timing of the Olympics as well as the impact of cost reduction initiatives in connection with the Acquired Businesses.

Adjusted EBITDA margin increased to 18% from (7%).

Corporate and Other

Corporate and Other reflects operations not allocated to the UFC, WWE, or IMG segments and primarily consists of general and administrative expenses, the operations of PBR, as well as management and promotional fees for services primarily related to boxing.

	Three Months Ended		Nine Months Ended
(in millions)	September 30,		September 30,
	2025	2024	2025	2024
Corporate and Other Revenue:
Media rights, production and content	$9.8	$21.3	$17.8	$33.8
Live events and hospitality	18.4	15.0	70.2	63.9
Partnerships and marketing	12.4	8.2	36.2	29.0
Consumer products licensing and other	22.7	9.6	38.1	20.5
Total Revenue	$63.3	$54.1	$162.3	$147.2

Third Quarter 2025

Revenue increased 17%, or $9.2 million, to $63.3 million. The increase was primarily due to higher management and promotional fees from services related to the Company’s boxing initiatives. This increase was partially offset by lower media rights revenue at PBR compared to the prior year period.

Adjusted EBITDA was a loss of $74.6 million, an improvement of $15.9 million from a loss of $90.5 million in the prior year period. Results primarily reflected the increase in revenue (as described above) and a decrease of $32.7 million in expenses related to the allocation of Endeavor corporate costs. (See “Basis of Presentation” for further details.) These improvements were partially offset by higher personnel and other operating expenses compared to the prior year period.

Full Year 2025 Guidance

In May, the Company issued revenue and Adjusted EBITDA guidance of $4.490 billion - $4.560 billion and $1.490 billion - $1.530 billion, respectively, for the full year 2025. These amounts updated prior guidance from February to include the expected activity for the Acquired Businesses (consisting of IMG, On Location, PBR, and the associated transactional impacts). In August, the Company raised its revenue and Adjusted EBITDA guidance to $4.630 billion - $4.690 billion and $1.540 billion - $1.560 billion, respectively, for the full year 2025. Based on outperformance through the first nine months of the year and our anticipated performance for the remainder of the year, the Company is raising its guidance and now expects full year 2025 revenue of $4.690 billion - $4.720 billion and Adjusted EBITDA of $1.570 billion - $1.580 billion.

As previously disclosed, the Acquired Businesses have been accounted for as a merger between entities under common control due to Endeavor’s control of TKO as well as IMG, On Location, and PBR. Therefore, these targets include activity from the Acquired Businesses for the twelve month period from January 1 through December 31, 2025. (See “Acquired Businesses” and “Basis of Presentation” for further details.)

The Company intends to provide additional detail related to its 2025 guidance on today’s earnings call.

Other Matters

Acquired Businesses

As previously disclosed, on February 28, 2025, the Company closed on its agreement with Endeavor Group Holdings, Inc. (“Endeavor”) to acquire certain businesses operating under the IMG brand (“IMG”), On Location, and Professional Bull Riders (“PBR”) (collectively referred to as the “Acquired Businesses”) in an equity transaction valued at $3.25 billion. The transaction included $50 million of additional consideration related to certain customary purchase price adjustments that was settled at closing in equity. In aggregate, Endeavor received approximately 26.54 million common units of TKO OpCo and subscribed for an equal number of shares of TKO Class B common stock in connection with the transaction.

Paramount and UFC Agreement

As previously disclosed, on August 11, 2025, Paramount, a Skydance Corporation, and the Company announced a seven-year media rights agreement in which Paramount will become the exclusive home of all UFC events in the U.S. The agreement, which begins in 2026, has an average annual value of $1.1 billion and the contract’s payment schedule is weighted more toward the back end of the deal.

ESPN and WWE Agreement

As previously disclosed, on August 6, 2025, ESPN, a subsidiary of The Walt Disney Company, and the Company announced a five-year media rights agreement to bring WWE’s premium live events (“PLEs”) in the U.S. to ESPN’s new direct-to-consumer offering. The agreement, which began in September, has an average annual value of $325 million.

Return of Capital Program

As previously disclosed, on September 15, 2025, the Company announced that it entered into an accelerated share repurchase agreement (the “ASR Agreement”) to repurchase $800 million of its outstanding Class A common stock. Under the ASR Agreement, the Company paid $800 million on September 16, 2025 and received an initial delivery of approximately 3.2 million shares of Class A common stock. Transactions under the ASR Agreement are expected to be completed in early December 2025. The Company also announced that it entered into a 10b5-1 trading plan for the repurchase of up to $174 million of its outstanding Class A common stock (the “10b5-1 Plan”). Repurchases contemplated under the 10b5-1 Plan are to commence immediately once transactions under the ASR Agreement are completed. In addition, on September 5, 2025, the Company repurchased approximately $26 million of its outstanding Class A common stock under a privately negotiated transaction. Repurchases under the ASR Agreement, the 10b5-1 Plan, and the privately negotiated transaction are being completed under TKO’s previously announced $2.0 billion share repurchase authorization. The above-mentioned share repurchases are being funded with proceeds from the $1.0 billion first lien term loan borrowing that closed on September 15, 2025.

As previously disclosed, on September 3, 2025, the Company announced that its board of directors authorized a 100% increase to its quarterly cash dividend program. Under the increased quarterly cash dividend program, the Company’s Class A common stockholders will receive, once declared by the board of directors, their pro rata share of an aggregate distribution of approximately $150 million from TKO Operating Company, LLC. The Company paid a quarterly cash dividend under the upsized program of approximately $150 million, or $0.76 per share, on September 30, 2025. The Company intends to fund quarterly dividends with cash flow from operations and/or cash on hand.

Notes

(1)
As the acquisition of the Acquired Businesses was accounted for as a merger between entities under common control, reported results presented in this earnings release reflect the results of the Acquired Businesses as if they had been part of TKO during the historical periods presented herein. See the “Basis of Presentation” discussion on page 10 for further details.

(2)
The definition of Adjusted EBITDA can be found in the Non-GAAP Financial Measures section of the release on page 9. A reconciliation of Net Income (Loss) to Adjusted EBITDA for the three and nine months ended September 30, 2025 and 2024 can be found in the Supplemental Information in this release on page 17.
(3)
Full Year 2025 Guidance amounts reflect the expected performance for the Company’s UFC and WWE businesses, as well as the Acquired Businesses (consisting of IMG, On Location, and PBR). See the “Full Year 2025 Guidance” discussion on page 6 as well as the “Basis of Presentation” discussion on page 10 for further details.
(4)
The definition of Free Cash Flow and Free Cash Flow Conversion can be found in the Non-GAAP Financial Measures section of the release on page 9. A reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the three and nine months ended September 30, 2025 and 2024 can be found in the Supplemental Information in this release on page 18.
(5)
An explanation of the basis of presentation can be found in this release on page 10.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Free Cash Flow Conversion. Please see the definitions below and the reconciliation tables included in this release for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

The Company defines Adjusted EBITDA as net income excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue.

TKO management believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors as these measures eliminate the significant level of non-cash depreciation and amortization expense that results from its capital investments and intangible assets, and improve comparability by eliminating the significant level of interest expense associated with TKO’s debt facilities, as well as income taxes which may not be comparable with other companies based on TKO’s tax and corporate structure. Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate TKO’s consolidated operating performance.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of TKO’s results as reported under GAAP. Some of these limitations are:

•
they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;
•
Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on TKO’s debt;
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any cash requirement for such replacements or improvements; and
•
they are not adjusted for all non-cash income or expense items that are reflected in TKO’s statements of cash flows.

TKO management compensates for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin along with other comparative tools, together with GAAP measurements, to assist in the evaluation of TKO’s operating performance.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income as indicators of TKO’s financial performance, as measures of discretionary cash available to it to invest in the growth of its business or as measures of cash that will be available to TKO to meet its obligations. Although TKO uses Adjusted EBITDA and Adjusted EBITDA margin as financial measures to assess the performance of its business, such use is limited because it does not include certain material costs necessary to operate TKO’s business. TKO’s presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by TKO, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of TKO’s most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. TKO views net cash provided by operating activities as the most directly comparable GAAP measure. Free Cash Flow Conversion is defined as Free Cash Flow divided by Adjusted EBITDA. Although they are not recognized measures of liquidity under U.S. GAAP, Free Cash Flow and Free Cash Flow Conversion provide useful information regarding the amount of cash TKO’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends. Free Cash Flow and Free Cash Flow Conversion have certain limitations in that they do not represent the total increase or decrease in the cash balance for the period, nor do they represent the residual cash flow for discretionary expenditures.

Reconciliations of the Company’s Non-GAAP financial measure guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and are not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations and certain other items reflected in our reconciliation of historical Non-GAAP financial measures, the amounts of which could be material.

Basis of Presentation

As a result of the February 28, 2025 closing of the Company’s agreement with Endeavor to acquire IMG, On Location, and PBR (the “Acquired Businesses”) in a common control transaction, TKO’s consolidated financial information presented herein reflect the combined results of TKO and the Acquired Businesses as if they had been part of TKO during the historical periods presented under common control.

TKO’s financial information presented herein for the periods that it did not own the Acquired Businesses were prepared by Endeavor Group Holdings, Inc. and include allocations for corporate expenses to the businesses based on Endeavor Group Holdings, Inc.’s corporate expense profile. These expenses consisted of certain support functions that were provided on a centralized basis, such as expenses related to finance, human resources, information technology, facilities, and legal, among others and were allocated to the Acquired Businesses. Endeavor Group Holdings, Inc. allocated these corporate expenses on a pro rata basis of headcount, gross profit, and other allocation methodologies. Corporate allocations were $21.7 million for the nine months ended September 30, 2025 representing allocations from January 1 through February 28, 2025. Corporate allocations were $32.7 million and $87.1 million, respectively, for the three and nine months ended September 30, 2024 representing allocations from January 1, 2024 through September 30, 2024. Under TKO ownership effective February 28, 2025, such corporate allocations will no longer occur.

Effective February 28, 2025, the Company operates its business under three reportable segments, UFC, WWE, and IMG. The UFC and WWE segments consist entirely of the operations of these businesses, while the IMG segment consists entirely of the operations of IMG and On Location. In addition, the Company reports results for the “Corporate and Other” group, which includes the operations of PBR, management and promotional fees for services primarily related to boxing as well as general and administrative expenses that are not allocated to the business segments. These expenses largely relate to corporate activities, including information technology, facilities, legal, human resources, finance, accounting, treasury, investor relations, corporate communications, community relations and compensation to TKO’s management and board of directors, which support the reportable segments. All prior period amounts related to the segment change have been retrospectively reclassified to conform to the new presentation. The profitability measure employed by the Company in assessing operating performance, including that of its segments, is Adjusted EBITDA. The Company defines Adjusted EBITDA as net income, excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA includes amortization expenses directly related to supporting the operations of the Company’s segments, including content production asset amortization.

Additional Information

As previously announced, TKO will host a conference call at 5:00 p.m. ET on November 5, 2025, to discuss its third quarter 2025 results. All interested parties are welcome to listen to a live webcast that will be hosted through the Company’s website at investor.tkogrp.com. Participants can access the conference call by dialing 1-833-470-1428 (conference ID: 257416). Please reserve a line 5-10 minutes prior to the start time of the conference call.

Any accompanying materials referenced during the call will be made available on November 5, 2025, at investor.tkogrp.com. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About TKO

TKO Group Holdings, Inc. (NYSE: TKO) is a premium sports and entertainment company. TKO owns iconic properties including UFC, the world’s premier mixed martial arts organization; WWE, the global leader in sports entertainment; and PBR, the world’s premier bull riding organization. Together, these properties reach 1 billion households across 210 countries and territories and organize more than 500 live events year-round, attracting more than three million fans. TKO also services and partners with major sports rights holders through IMG, an industry-leading global sports marketing agency; and On Location, a global leader in premium experiential hospitality.

Website Disclosure

Investors and others should note that TKO announces material financial and operational information to its investors using press releases, SEC filings and public conference calls and webcasts, as well as its Investor Relations site at investor.tkogrp.com. TKO may also use its website as a distribution channel of material information about the Company. In addition, you may automatically receive email alerts and other information about TKO when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.tkogrp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding TKO’s business strategy and plans, financial outlook, integration of IMG, On Location and Professional Bull Riders, future cash dividends, capital return program and TKO’s financial condition, and anticipated financial and operational performance. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: TKO’s ability to generate revenue from discretionary and corporate spending on events; TKO’s dependence on key relationships with television and cable networks, satellite providers, digital streaming partners and other distribution partners; TKO’s ability to adapt to or manage new content distribution platforms or changes in consumer behavior; the realization of benefits of the Acquired Businesses; TKO’s success in its strategic acquisitions, investments and commercial agreements; adverse publicity concerning the Company or its key personnel; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which TKO operates; TKO’s dependence on the continued services of executive management and other key employees; changes in public and consumer tastes and preferences and industry trends; financial risks with owning and managing events for which TKO sells media and partnership and marketing rights, ticketing and hospitality; the Company’s substantial indebtedness; and other important factors discussed in the section entitled “Risk Factors” in TKO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed by TKO, as any such factors may be updated from time to time in TKO’s other filings with the SEC, accessible on the SEC’s website at www.sec.gov and TKO’s investor relations site at investor.tkogrp.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, TKO undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TKO Group Holdings, Inc.

Consolidated Income Statements

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue	$1,119.9	$1,540.7	$3,697.1	$3,956.3
Operating expenses:
Direct operating costs	439.7	1,011.7	1,483.7	2,208.5
Selling, general and administrative expenses	379.2	379.6	1,106.8	1,416.1
Depreciation and amortization	129.1	114.9	329.0	355.9
Total operating expenses	948.0	1,506.2	2,919.5	3,980.5
Operating income (loss)	171.9	34.5	777.6	(24.2)
Other expenses:
Interest expense, net	(50.8)	(59.4)	(143.8)	(183.6)
Other (expense) income, net	(3.2)	32.4	(19.4)	24.0
Income (loss) before income taxes and equity earnings of affiliates	117.9	7.5	614.4	(183.8)
Provision for income taxes	12.7	2.8	80.4	3.7
Income (loss) before equity earnings of affiliates	105.2	4.7	534.0	(187.5)
Equity (earnings) losses of affiliates, net of tax	(1.6)	1.3	(11.4)	(2.6)
Net income (loss)	106.8	3.4	545.4	(184.9)
Less: Net income (loss) attributable to non-controlling interests	65.8	(19.7)	347.7	(163.2)
Net income (loss) attributable to TKO Group Holdings, Inc.	$41.0	$23.1	$197.7	$(21.7)

Basic net earnings (loss) per share of Class A common stock	$0.50	$0.29	$2.42	$(0.27)
Diluted net earnings (loss) per share of Class A common stock	$0.47	$0.28	$2.33	$(0.27)

Weighted average number of common shares used in computing basic net earnings (loss) per share	81,520,538	80,966,252	81,633,590	81,399,221
Weighted average number of common shares used in computing diluted net earnings (loss) per share	199,061,830	171,601,095	193,368,167	81,399,221

TKO Group Holdings, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$861.4	$619.8
Restricted cash	311.9	58.3
Accounts receivable, net	583.2	423.0
Deferred costs	185.2	179.3
Other current assets	270.6	248.1
Total current assets	2,212.3	1,528.5
Property, buildings and equipment, net	597.1	629.9
Intangible assets, net	3,453.4	3,649.9
Finance lease right-of-use assets, net	236.2	248.6
Operating lease right-of-use assets, net	56.6	64.6
Goodwill	8,444.7	8,442.0
Investments	123.5	101.2
Other assets	423.2	447.1
Total assets	$15,547.0	$15,111.8
Liabilities, Non-controlling Interests and Stockholders' Equity
Current liabilities:
Accounts payable	$265.9	$246.4
Accrued liabilities	444.5	670.2
Current portion of long-term debt	36.4	27.0
Current portion of finance lease liabilities	21.6	15.6
Current portion of operating lease liabilities	17.0	17.0
Deferred revenue	508.0	416.7
Other current liabilities	226.1	20.9
Total current liabilities	1,519.5	1,413.8
Long-term debt	3,701.1	2,735.3
Long-term finance lease liabilities	223.0	236.0
Long-term operating lease liabilities	43.8	52.5
Deferred tax liabilities	336.4	360.5
Other long-term liabilities	273.9	170.8
Total liabilities	6,097.7	4,968.9
Commitments and contingencies
Redeemable non-controlling interests	21.9	21.9
Stockholders' equity:
Class A common stock	—	—
Class B common stock	—	—
Additional paid-in capital	4,591.4	4,385.3
Accumulated other comprehensive loss	(18.0)	(2.6)
Accumulated deficit	(752.4)	(291.7)
Total TKO Group Holdings, Inc. stockholders’ equity	3,821.0	4,091.0
Nonredeemable non-controlling interests	5,606.4	6,030.0
Total stockholders' equity	9,427.4	10,121.0
Total liabilities, nonredeemable non-controlling interests and stockholders' equity	$15,547.0	$15,111.8

TKO Group Holdings, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$545.4	$(184.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	329.0	355.9
Amortization and impairments of content costs	20.9	21.9
Amortization and write-off of original issue discount and deferred financing cost	2.0	8.2
Impairment charges	3.6	25.8
Loss on sale of assets	10.9	—
Equity-based compensation	83.2	81.2
Income taxes	47.8	(39.1)
Equity earnings of affiliates, net of dividends received	(4.1)	4.6
Loss on disposal of assets	—	83.0
Net loss (gain) on foreign currency transactions	14.0	(21.8)
Other, net	(9.1)	(14.3)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(153.3)	(176.7)
Other current assets	(45.2)	342.1
Other noncurrent assets	(43.6)	(190.9)
Accounts payable and accrued liabilities	(28.8)	455.3
Deferred revenue	79.7	(306.9)
Other liabilities	123.4	86.6
Net cash provided by operating activities	975.8	530.0
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, buildings and equipment and other assets	(66.5)	(91.2)
Investment in affiliates, net	(16.2)	(33.2)
Acquisitions, net of cash acquired	(8.7)	—
Due from parent	—	(2.8)
Proceeds from sale of property and equipment	5.8	—
Proceeds from infrastructure improvement incentives	10.4	11.0
Proceeds from sales of investments and other	1.5	—
Net cash used in investing activities	(73.7)	(116.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(53.3)	(233.7)
Proceedings from borrowings	1,018.0	200.0
Repurchase of Class A common stock	(826.1)	(165.0)
Payments of contingent consideration related to acquisitions	—	(0.6)
Net transfers to parent	(122.5)	1.8
Contributions from parent	26.5	6.4
Distributions to members	(313.8)	—
Dividends paid	(124.5)	—
Payments for financing costs	(3.3)	—
Taxes paid related to net settlement upon vesting of equity awards	(10.8)	(5.7)
Distributions of non-controlling interests	(0.1)	(1.2)
Net cash used in financing activities	(409.9)	(198.0)

Effects of exchange rate movements on cash	3.0	(0.4)

NET INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	495.2	215.4
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	678.1	371.8
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$1,173.3	$587.2
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	167.0	190.1
Cash payments for income taxes	45.9	46.1
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Capital expenditures included in current liabilities	1.4	14.2
Capital contribution from parent	50.4	5.8
Accretion of redeemable non-controlling interests	(5.9)	—
Principal stockholder contributions	—	1.5
Excise taxes on repurchases of common stock	5.0	1.0

TKO Group Holdings, Inc.

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin

(In millions, except percentages)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income (loss)	$106.8	$3.4	$545.4	$(184.9)
Provision for income taxes	12.7	2.8	80.4	3.7
Interest expense, net	50.8	59.4	143.8	183.6
Depreciation and amortization	129.1	114.9	329.0	355.9
Equity-based compensation expense (1)	19.9	22.2	83.2	81.2
Merger, acquisition and earnout costs (2)	4.6	6.9	48.6	9.8
Certain legal costs (3)	19.2	44.6	35.4	395.8
Restructuring, severance and impairment (4)	5.0	3.1	10.8	43.0
Debt transaction costs (5)	8.7	—	8.7	—
Other adjustments (6)	3.4	(31.1)	18.8	(22.2)
Total Adjusted EBITDA	$360.2	$226.2	$1,304.1	$865.9
Net income (loss) margin	10%	0%	15%	(5)%
Adjusted EBITDA margin	32%	15%	35%	22%

(1)
Equity-based compensation represents non-cash compensation expense for various awards issued under the TKO 2023 Incentive Award Plan, awards assumed in connection with the acquisition of WWE in September 2023, and awards issued under Endeavor Group Holdings, Inc.’s 2021 Plan. For the three and nine months ended September 30, 2025 and 2024, equity-based compensation expense includes $1.0 million and $1.0 million, and $3.0 million and $16.7 million, respectively, related to services provided by an independent contractor in the WWE segment. For the nine months ended September 30, 2024, equity-based compensation expense related to the accelerated vesting of the Replacement Awards was $3.3 million, associated with the workforce reduction of certain employees in the WWE segment and Corporate and Other.
(2)
Includes certain costs of professional advisors related to strategic transactions, primarily the Acquired Businesses, as well as fair value adjustments for contingent consideration liabilities associated with a past acquisition.
(3)
Includes costs related to certain litigation matters including antitrust lawsuits for UFC, WWE stockholder litigation and matters where Vincent K. McMahon has agreed to make future payments to certain counterparties personally. For the three and nine months ended September 30, 2024, these costs include the legal settlement of the UFC antitrust lawsuit for $40.0 million and $375.0 million, respectively.
(4)
Includes costs resulting from the Company’s cost reduction program. For the three and nine months ended September 30, 2025, the Company recognized impairment charges of $3.6 million within the IMG segment primarily related to the write-off of certain assets that are no longer in use. For the three and nine months ended September 30, 2024, the Company recorded impairment charges of $1.5 million and $25.8 million, respectively, as a result of reducing the carrying value of WWE assets held for sale to their fair value less cost to sell.
(5)
For the three months ended September 30, 2025, the Company recognized $8.7 million of third party transactions costs associated with the Company's debt refinancing transactions.
(6)
For the three months ended September 30, 2025, other adjustments primarily reflects a net loss of $7.1 million related to the sale of certain equity method investments, partially offset by net gains on foreign exchange transactions. For the nine months ended September 30, 2025, other adjustments primarily reflect losses on foreign exchange transactions and also includes a net loss of $9.6 million from the sale of certain equity method investments, partially offset by a gain of $1.3 million on the sale of PBR's former headquarters building. Other adjustments for the three and nine months ended September 30, 2024, primarily reflect gains on foreign exchange transactions.

TKO Group Holdings, Inc.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net cash provided by operating activities (1)	$416.8	$178.0	$975.8	$530.0
Less cash used for capital expenditures:
Purchases of property, buildings and equipment and other assets (2)	(17.9)	(27.0)	(66.5)	(91.2)
Free Cash Flow	$398.9	$151.0	$909.3	$438.8

Adjusted EBITDA	$360.2	$226.2	$1,304.1	$865.9
Free Cash Flow Conversion	111%	67%	70%	51%

(1)
Net cash provided by operating activities for the three months ended September 30, 2025 includes approximately $11.6 million of net payments related to the 2026 FIFA World Cup. Net cash provided by operating activities for the nine months ended September 30, 2025 includes approximately $253.6 million of net pre-payments held in escrow related to the 2026 FIFA World Cup.
(2)
Purchases of property, buildings and equipment and other assets for the three and nine months ended September 30, 2024 includes approximately $2.8 million and $29.7 million, respectively, of capital expenditures related to WWE’s new headquarter facility.